KPMG

KPMG LLP
4200 Wells Fargo Center
90 South Seventh Street
Minneapolis, MN 55402

May 15, 2014

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for HMN Financial, Inc. and, under the date of March 11, 2014, we reported on the consolidated financial statements of HMN Financial, Inc. as of and for the years ended December 31, 2013 and 2012. On May 2, 2014, we were dismissed. We have read HMN Financial, Inc. statements included under Item 4.01 of its Form 8-K dated May 15, 2015, and we agree with such statements, except that: (1) we were dismissed as principal accountants for HMN Financial, Inc. on May 2, 2014, and (2) we are not in a position to agree or disagree with HMN Financial, Inc.'s statement that the change was approved by the Audit Committee of the Board of Directors.

Very truly yours,

KPMG LLP